STATE OF IDAHO

Lawerence Denney | Secretary of State
Business Entities Office
450 North 4th Street
PO Box 83720
Boise, ID 83702

Dan Wise
DAN WISE
FL 2
701 E FRONT AVE
COEUR D'ALENE, ID 83814

November 30, 2018

Request Type:	**Certificate of Existence/Filing**	Issuance Date:	11/30/2018
Request #:	0003355894	Copies Requested:	0
Receipt #:	000140706		

Regarding:	**Circle of Wealth Fund III LLC**		
Filing Type:	Limited Liability Company (D)	File # :	3353122
Formation/Qualification Date:	11/26/2018		
Status:	Active-Existing	Formation Locale:	IDAHO
Duration Term:	Perpetual	Inactive Date:	

Certificate of Existence

I, Lawerence Denney, Secretary of State of the State of Idaho, do hereby certify that effective as of the issuance date noted above

Circle of Wealth Fund III LLC

is a Limited Liability Company duly formed under the law of this State with a date of incorporation and duration as given above.

Lawerence Denney
Secretary of State

Processed By: Business Division

Verification #: 000425213